EXHIBIT 23.1

PLS CPA, A PROFESSIONAL CORPORATION t 4725 MERCURY STREETR #210 t SAN DIEGO t CALIFORNIA 92111t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.com t

July 10, 2013

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Homeownusa of our report dated July 10, 2013, with respect to the balance sheets as of January 31, 2013 and 2012, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended January 31, 2013 and 2012, and for the period from December 10, 2009 (inception) to January 31, 2013 which appears on Form 10-K of Homeownusa.

Very truly yours,

/s/PLS CPA
____________________________
PLS CPA, A Professional Corp.

San Diego, CA. 92111